Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Rafael Holdings, Inc. of our report dated October 29, 2020, on our audits of the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K of Rafael Holdings, Inc. for the year ended July 31, 2020. We also consent to our reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

September 14, 2021